SECURITIES AND EXCHANGE COMMISSION
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                                  SCHEDULE 14A


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                            WESTMORELAND COAL COMPANY
                            -------------------------
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<PAGE 1>
                           ---------------------------
                             Westmoreland To Acquire
                           Montana Power Coal Business
                           ---------------------------

Colorado  Springs,  CO - September 15, 2000 -- Westmoreland  Coal Company (AMEX:
WLB) and The Montana Power Company (NYSE: MTP) announced today that Westmoreland has agreed to acquire Montana Power Company's coal business unit for $138 million in cash. The operations produced approximately 20 million tons of coal in 1999. Closing is expected to occur by year-end and is subject to various contingencies, including regulatory approvals.

"The Montana Power coal business unit meets the criteria we set forth in the strategic plan announced to shareholders in April. These are outstanding businesses which match attractive coal assets with long term sales contracts that we believe will result in sustainable, long-term profitability and cash flow at those operations. Western Energy and Northwestern Resources supply coal to adjacent, low-cost electrical generating units that have the necessary pollution control technologies in place to meet today's stringent environmental standards," said Christopher K. Seglem, Westmoreland Coal Company's Chairman, President and CEO. "We believe these operations give us a solid foundation in the coal segment of our business and represent the accomplishment of a significant step in the implementation of the strategic plan we announced last spring. That plan focuses on the delivery of clean, low-cost electricity through the production of coal, gas and independent power in attractive niche markets. Likewise, because they are profitable, the addition of these businesses will help us capture the value of Westmoreland's advantageous net operating tax loss carryforwards which we preserved in our restructuring," added Seglem.

Seglem emphasized that Westmoreland also greatly values the skill, dedication and experience of the current management and employees within these businesses and looks forward to their joining the Westmoreland family.

Robert P. Gannon, Montana Power's Chairman and Chief Executive commented, "As with the sale of our oil and gas businesses, Westmoreland was selected after a robust process, and we are just as delighted by this result. The sale reflects a strong value for our coal companies, and a promising future for our employees who will move to Westmoreland, which has a long history in the coal business. This is a good outcome for us and, we believe, for Westmoreland. Western Energy, Northwestern Resources, Western SynCoal and their employees should thrive into the future," he added. "We wish them the very best." Gannon said the proceeds from the sale of the coal unit, like the oil and gas businesses, would be invested in growing Touch America, Montana Power's national fiber-optic and wireless broadband telecommunications subsidiary.

Montana Power offered the coal unit for sale as a package comprised of three operating companies. The largest operation in the coal unit, Western Energy Company, owns and operates the Rosebud Mine located in the northern Powder River Basin near the town of Colstrip, Montana and approximately 25 miles from Westmoreland's Absaloka Mine. Approximately 90% of the production from the mine is sold under long-term contracts to the owners of the four, mine-mouth Colstrip power plant units. In 1999, the Rosebud Mine produced and sold 10.6 million tons of coal.

The transaction also includes the purchase of Northwestern Resources Co. which owns and operates the Jewett Mine in Central Texas, and Western SynCoal, which owns and operates a patented coal-enhancement process at a demonstration plant located at the Rosebud Mine in Montana. The Jewett Mine represents Westmoreland's initial entry into the Texas market. Production from the Jewett Mine is sold under a long-term contract to Reliant Energy, the owner of a two-unit power production facility adjacent to the mine. In 1999 the Jewett Mine produced and sold 8.9 million tons of lignite, and Western SynCoal sold 269,000 tons of enhanced coal.

Westmoreland Coal Company, headquartered in Colorado Springs, Colorado, is implementing a strategic plan for expansion and growth through the acquisition and development of opportunities in the changing energy marketplace. The Company was assisted in this transaction by NorWest Mine Services, Inc., the law firm of Hale & Dorr, and financial advisor, Rothschild Inc. The Company's current core operations are Powder River Basin coal mining through its 80%-owned subsidiary Westmoreland Resources, Inc. and independent power production through its wholly owned subsidiary Westmoreland Energy, Inc. The Company also holds a 20% interest in Dominion Terminal Associates, a coal shipping and terminal facility in Newport News, Virginia.

The Montana Power Company is a diversified investor-owned electric and natural gas utility with nonregulated businesses in coal, oil and natural gas, and independent power production and telecommunications. The company announced March 28, 2000 it would divest all of its energy businesses, including its utility, to focus on telecommunications under Touch America. Montana Power on August 28 announced that PanCanadian Petroleum Limited is buying its oil and gas properties. Touch America is a wholly-owned fiber-optic and wireless data transport telecommunications subsidiary of Montana Power, providing national long distance, private line, Internet, and business telephone equipment products and services. The company's digital fiber optic network, which will reach 26,000 route miles nationally by year-end 2001, employs the most advanced telecommunications technology available today. Touch America and The Montana Power Company are based in Butte, Montana. The Company was assisted in this transaction by its financial advisors, Goldman, Sachs & Co. and the law firm of Milbank, Tweed, Hadley & McCloy, both of New York. Information about Montana Power can be found at http://www.mtpower.com.

     As to Westmoreland Coal Company: Certain statements in this press release which are not historical facts or information are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. For example, words such as "may," "will," "should," "estimates," "predicts," "potential," "continue," "strategy," "believes," "anticipates," "plans," "expects," "intends," and similar expressions are intended to identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, levels of activity, performance or achievements of the Westmoreland Coal Company, or industry results, to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions; the ability of the Company to implement its business strategy; the Company's access to financing; the Company's ability to successfully identify new business opportunities; the Company's ability to achieve anticipated cost savings and profitability targets; changes in the industry; competition; the Company's ability to utilize its tax net operating losses; the ability to reinvest excess cash at an acceptable rate of return; weather conditions; the availability of transportation; price of alternative fuels; costs of coal produced by other countries; demand for electricity; the effect of regulatory and legal proceedings and other factors discussed in Item 1 of Westmoreland Coal Company's Form 10-K for the year ended December 31, 1999. As a result of the foregoing and other factors, no assurance can be given as to the future results and achievement of the Company. Neither the Company nor any other person assumes responsibility for the accuracy and completeness of these statements.

                                    ###

Contacts:

     Westmoreland Coal Company                Montana Power Company
     Diane Jones                              Cort Freeman, Media Relations
     (719) 442-2600                           (406) 497-2368
                                              Linda McGillen, Investor Relations
                                              (406) 496-5211